Exhibit 14.1

CHINA UNITED INSURANCE SERVICE, INC.
CORPORATE CODE OF BUSINESS CONDUCT AND ETHICS

Policy Effective Date: March 15th, 2019

Dear CUIS Colleagues:

Our Code of Business Conduct and Ethics is one of the foundations upon which our business practices at CUIS are constructed and, for that reason, it is a critical policy for each of us to read and follow.

Our Code of Business Conduct and Ethics is a values-based document, as you read through, you will see that the Code of Business Conduct and Ethics explains in detail the ethical business practices and conduct that must govern our daily business practices here at CUIS.

We are one of the leading insurance intermediary companies in the Asia today. There are many, many reasons for our success, but I believe a major reason is our integrity and trustworthiness - and that is what this Code of Business Conduct and Ethics is really all about.

At CUIS, each of us is personally accountable for reading and following the Code of Business Conduct and Ethics, thinking about the principles on which it is constructed, and then incorporating those principles into our daily business practices. If you have questions about the Code of Business Conduct and Ethics or any ethical issue you may face, please contact your manager, or the Legal, Human Resources or Compliance Departments for assistance. Alternatively, you may report ethics-related matters confidentially through one of CUIS’s hotlines, as described in more detail in the Code of Business Conduct and Ethics. Thank you.

/s/ Yi-Hsiao Mao

Yi-Hsiao Mao

Chairman and Chief Executive Officer

THE RIGHT WAY AT CUIS

In the competitive insurance business in which we operate, we must maintain the highest standards of integrity. Our reputation and our success depend on it. We keep our promises and are committed to doing business the right way. This is even more true because we are a public company and are responsible to shareholders and the market to maintain these standards. Our Core Values (“Values”) define the behaviors that will make us successful in the marketplace.

When conducting business on CUIS’s behalf, always ask yourself whether the actions you take are consistent with our core values and standards in this Code of Ethics (“Code”).

Who Must Follow the Code?

Our Code applies to all CUIS directors, officers, and employees wherever they are located as well as all CUIS business units, controlled subsidiaries, and affiliated entities and their personnel (including, without restriction, Law Broker and Anhou), joint ventures over which CUIS has operational control, business partners, and third-party representatives worldwide (collectively, “Associates”).

Associates must be committed to upholding the Company’s Values, including complying with the laws of all the countries in which CUIS operates. It is not only the right thing to do, but also an integral part of our commitment to excellence and our dedication to being a superior corporate citizen.

Everyone is responsible for maintaining a culture of integrity at CUIS.

What Do I Need to Do?

As a CUIS Associate, you must:

•	Be familiar with, understand, and uphold the Code and be aware of policies that are relevant to your job responsibilities.

•	Report any suspected violations of this Code, Company policies, or law.

•	Timely complete CUIS’s required compliance-training courses.

•	Execute an annual certification acknowledging your commitment to the principles in this Code.

As a CUIS manager, you must also:

•	Promote a culture of compliance in which Associates understand their responsibilities and feel comfortable asking questions or reporting suspected violations without fear of retaliation.

•	Foster a spirit of ethics, integrity, and lawfulness by personally leading compliance efforts.

•	Never retaliate or tolerate retaliation against any individual for making a good-faith report of activity that may not comply with our Values.

•	Ensure that Associates understand that business results are never more important than ethical conduct and compliance with this Code.

•	Immediately inform Mr. Wei-Mou Yu (aka Wellmore Yu)/+886-2-87126958 ext. 684 / 7F., No. 311, Sec. 3, Nanjing E. Rd., Shongshan Dist., Taipei City 10595, Taiwan/ compliance@cuis.asia if you receive a report of suspected violation of this Code, Company policies, or the law.

Any Manager, who directs, approves or tolerates any conduct in violation of this Code, Company policies, or law, or who has knowledge of such conduct and does not immediately report it, will be subject to disciplinary action, up to and including termination and/or report to relevant authorities.

What to do:

•	Act in an honest, fair and ethical manner in all business interactions.

•	Use CUIS’s property for appropriate business purposes only.

•	Disclose activities, financial interests or relationships that may be or may appear to be a conflict of interest. Obtain prior, written approval, where appropriate

•	Prevent improper use and disclosure of proprietary information not available to the general public.

•	Create an environment where everyone feels they can voice their opinions.

•	Report suspected unethical or illegal behavior to the appropriate CUIS authorities and to the Compliance Department.

What to avoid:

•	Taking adverse action against someone who has raised a concern or questioned a practice or activity.

•	Making decisions that give the appearance of, or create, a conflict between your interests and those of CUIS or its shareholders or customers.

•	Buying or selling CUIS securities without the prior written approval of the Compliance Committee

•	Using or appearing to use CUIS resources, information or influence for personal gain.

Getting Help or Reporting a Possible Violation

CUIS Associates have a responsibility to report suspected violations of this Code. CUIS is committed to ensuring that an individual does not face retaliation for reporting such concerns. Here is how to report suspected violations or get help on these issues:

To report a real or suspected violation of this Code, the following individuals and resources are available:

•	Our Compliance Department

o	By Email: compliance@cuis.asia

o	By Fax: +886-2-8712-5338

o	By Mail: 7F., No. 311, Sec. 3, Nanjing E. Rd., Shongshan Dist., Taipei City 10595, Taiwan

•	Our CUIS Compliance Helpline: +886-2-87126958 ext. 684

•	Any member of the CUIS and legal department of CUIS’s subsidiary.

RIGHT

An employee learns that his supervisor has improperly obtained proprietary information about a competitor which results in CUIS gaining an unfair business advantage. The employee reports the matter.

WRONG

Refusing to promote a qualified employee because she previously reported a violation of a policy.

The CUIS Compliance Helpline

The CUIS Compliance Helpline is available by phone or online 24 hours a day, 7 days a week. Reports of suspected violations or concerns may be made anonymously, where local laws allow. However, you are encouraged to identify yourself when making a report, so that additional information can be obtained if needed. Whenever possible and permitted by law, your identity will be kept strictly confidential.

Accessing the Compliance Helpline

+886-2-87126958 ext. 684

Prohibiting Retaliation for Reporting

It takes courage to raise concerns about actions that may violate or be inconsistent with our Code or the law, and CUIS is committed to ensuring that an individual does not face retaliation for reporting such concerns. Prohibited acts of retaliation include discharge, demotion, suspension, harassment, threats, denial of a promotion, or any other action that discriminates against an individual who submits a report of suspected non-compliance. Those engaging in acts of retaliation are subject to disciplinary action, up to and including termination, as permitted by local laws. If you know or suspect that you or someone you know has been retaliated against, you should contact our Compliance Hotline: +886-2-87126958 ext. 684 immediately.

OUR ETHICS EARN TRUST

At CUIS, we continually strive to be a trusted advisor. In pursuing this goal, we must consistently incorporate ethical standards into our day-to-day business activities.

Preventing Corrupt Activities

No Bribery. Bribing a government official is illegal no matter where it occurs, the monetary value of the bribe, or the level of official. Specifically, CUIS, its officers, directors, and employees do not corruptly give or offer, directly or indirectly, anything of value, including cash, gifts, favors, charitable and political contributions, or hospitality/entertainment, to a government official to obtain or maintain business, to facilitate or expedite government action (such as the granting of a license, permit, or contract), or any other advantage for the Company. The same is true for companies or private individuals doing business with CUIS.

Maintain Accurate Books and Records. Anti-corruption laws require that we maintain accurate books and records. Never misconstrue or mislabel a transaction in our books and records. All payments and Company transactions must be classified and recorded adequately and accurately without any hidden payments or benefits that conceal the true nature of any arrangement.

Third Parties. Retaining a third party agent or business partner to make an improper payment or take an action that is inconsistent with this Code is strictly prohibited.

You must strictly comply with the Company Policy on Anti-corruption. If you have any questions about Anti-corruption, please direct them to our Compliance Department.

Avoiding Conflicts of Interest

We have a responsibility to conduct business only in CUIS’s best interests — not based on our outside interests, including financial or personal interests we may have in the outcome of a decision. Putting our personal interests before CUIS’s creates a conflict of interest and is not allowed. We should always act in the best interest of CUIS and we should not allow outside interest to influence our execution of our duties. We should never use our positions within CUIS, or use CUIS’s relationship with any third party, including with clients, customers, agents, vendors, contractors, or other business partners, for private gain or to obtain benefits for ourselves, our family members or friends. It is not possible to list every situation that may result in a conflict of interest. This Code spells out some of the most common situations that create a conflict of interest or the appearance of one. Local customs and practices may give rise to unique situations not described in this Policy, but still create a conflict of interest. We must avoid any type of conflict and identify those situations that create – or appear to create – a conflict between our personal benefit or interests and CUIS’s interests.

You must strictly comply with the Company Policy on Conflict of Interest. If you have any questions about Conflict of Interest, please direct them to our Compliance Committee.

Avoiding Conflicts of Interest – Outside Employment

Accepting outside employment, such as serving as a consultant, agent, employee, officer, Board of Directors member, or advisor, can easily interfere with our work for CUIS, especially if the position is with a customer, insurance carrier, or competitor. Because it is not always easy to determine whether outside employment could be in conflict with our work for CUIS, before accepting any offer of outside employment, full time employees must receive pre-approval of such outside employment from our Compliance Department.

CUIS encourages its Associates to be active participants in our community. However, other outside work we perform — including volunteer work or otherwise donating our time and skills to a charity project — could also interfere with the interests of our Company. Before engaging in any such activity, you should consult with your supervisor and the Compliance Department.

Avoiding Conflicts of Interest – Financial Investments and Arrangements

Another important type of conflict of interest involves our personal finances. To maintain our high standards of integrity, without informing the Company, we must not hold a substantial financial interest in a customer, insurance carrier, or competitor of our Company. If we hold or one of our family members (or other close personal relations) holds a significant financial interest in any customer, insurance carrier, or competitor of CUIS, we must disclose the situation immediately to our Compliance Department.

Avoiding Conflicts of Interest – Business Opportunities

To remain objective and ethical, we must never pursue opportunities that compete with CUIS and we do not take-up a business opportunity ourselves that might be attractive for CUIS. Specifically, we must refrain from activities, investments, or associations that compete with CUIS or exploit our position with CUIS for personal gain. Should we discover a business opportunity that might fall within CUIS business purpose or practice, we must first inform the Company about it, rather than personally pursuing the opportunity. This same principle extends to helping anyone else, including family members and friends, take personal advantage of an opportunity to compete with CUIS.

Avoiding Conflicts of Interest — Gifts and Entertainment

We should not accept cash, gifts, entertainment, or services in exchange for business or other benefits from the Company. Nonetheless, occasional business gifts and entertainment (such as food or drink provided for immediate consumption) in connection with day-to-day commercial business discussions or the development of business relationships, in compliance with Company policies, are generally deemed as to be acceptable. For further guidance, please see the [Law Insurance Broker CO., LTD Socializing Fee Reporting Rules] for details on scope of acceptable gifts and entertainment and the relevant approval procedures.

Never Engage in Insider Trading

Through our work at CUIS, some of us may learn about material, nonpublic (or “inside”) information, potentially relating to our Company or to other companies with which we work. Trading securities, whether CUIS’s or a company with which we do business, based on inside information is illegal and is strictly prohibited. Also, we may not give any such inside information — or “tip” — to others who might make trades based on it, even if we do not directly benefit from doing so.

You must strictly comply with the Statement of Company Policy on Insider Trading and Disclosure.

WRONG

Buying company stock after obtaining confidential information about a major acquisition.

Creating and Maintaining Accurate and Complete Records

We are all responsible for upholding all internal controls and for the accuracy of the Company’s books and records, including timesheets, travel and expense reports, and financial statements we create and maintain.

We must ensure that:

•	All Company books, records, accounts, and financial statements:

•	Are maintained in accordance with all applicable regulations and standards

•	Accurately reflect the true nature of the transactions they record

•	Conform to generally accepted accounting principles (GAAP) and Company accounting policies

We must not:

•	Create any pool of money that is not appropriately disclosed in the Company’s books or records

•	Make false or misleading entries in the Company’s books or records (including false entries to any timesheets or expense reports) for any reason

•	Misconstrue or mislabel a transaction

•	Circumvent any internal controls

•	Make a written commitment on behalf of CUIS that exceeds our individual signature authority

•	Disburse corporate funds or other corporate property without adequate supporting documentation and authority to do so

Records Management

Just as we must maintain our financial and business records in accordance with relevant policies, rules, and regulations, we must also retain and dispose of these records lawfully and ethically. This means we must always follow the document retention guidelines that apply to our locations and projects and never destroy records unless doing so is compliant with any applicable document retention schedule requirements and/or any legal hold notices. If you have questions regarding the status of any records in your possession, consult your Supervisor and the Compliance Department before taking further action.

Accurate Billing and Representations to Customers and Others

Any time we submit an invoice to a customer, the information contained in that invoice must be complete and accurate. Intentionally submitting an invoice with information that does not accurately reflect the work performed is a false claim and can result in significant liability for the Company. Submitting knowingly inaccurate or false invoices and supporting documents to customers is never condoned by our Company. CUIS has a zero tolerance policy on submitting false or inaccurate claims to its customers, including any governments.

Prohibition Against Money Laundering

As part of our commitment to accurate recordkeeping, we must be aware that people involved in criminal or terrorist activity may attempt to enter into transactions with our Company to “launder” the proceeds of their criminal activities to hide the funds or make them appear to be from legitimate activities. CUIS is committed to conducting business only with reputable customers involved in legitimate business activities, with funds derived from legitimate, lawful sources.

CUIS Associates can help ensure compliance with all applicable money laundering laws and regulations by:

Working with the appropriate CUIS team (such as finance, accounting and compliance) to perform appropriate due diligence on prospective customers, agents and business partners to ensure that they are involved in legitimate business activities and their funds come from legitimate sources. You should raise concerns with your Supervisor and the Compliance Department, if any customer, agent or proposed business partner who is reluctant to provide complete information, provides insufficient, false or suspicious information, or is anxious to avoid reporting or record-keeping requirements.

Following our rules concerning acceptable forms of payment. Some forms of payments and payment related activities that have become associated with money laundering include:

•	Payments using monetary instruments that appear to have no identifiable link to the customer Payments in cash

•	Unusually complex deal structures, payment patterns that reflect no real business purpose, or unusually favorable payment terms

•	Fund transfers to or from countries unrelated to the transaction or not logical for the customer

•	Transactions involving locations identified as secrecy havens or areas of known terrorist activity, narcotics trafficking or money laundering activity

•	Transactions involving foreign shell or offshore banks, unlicensed money remitters or currency exchangers, or nonbank financial intermediaries

•	Payment structures that appear to evade record keeping or reporting requirements (for example, multiple transactions below the reportable threshold amounts)

•	Requests to transfer money or return deposits to a third party or unknown or unrecognized account.

If you have questions or concerns about potential money laundering, consult the Compliance Department.

WE DO BUSINESS THE RIGHT WAY

Our clients, stockholders, and communities depend on our commitment to perform with the highest level of integrity.

Competing Fairly and Honestly and Complying with Competition Laws

To compete fairly in the marketplace, we must show the same respect for the confidential information of our competitors that we show for our own. This means we may only gather competitive information in a lawful and ethical manner, never through deception or misrepresentation. For example, we do not use our access to customer systems to search for competitor presentations or other such information that may be viewable without proper authorization. Similarly, we may not retain or use a third party to do what we ourselves cannot.

We must comply with the antitrust and competition laws of the countries where we do business. In general, we must avoid agreements, understandings, or plans with competitors that limit or restrict competition, including price fixing and allocation of markets.

Conducting Ethical Sales and Marketing

We never take unfair advantage of potential or current customers or vendors through manipulation, concealment, abuse of confidential information, misrepresentation of facts, or any other unfair-dealing practice. Our communications about our services, whether oral or in written promotional materials, presentations, or slide decks should always meet our high standards of accuracy and integrity.

SCENARIO 1: A customer calls you and asks why he received a letter advising him that his insurance policy was about to lapse. You search the database, but can find no record of his most recent premium payment. The customer has a cancelled check and letter showing that the funds had been cashed by a CUIS employee. It appears that none of the funds were deposited in the customer’s account. What should you do?

ANSWER: You should escalate the matter to management, your human resources contact, and the Compliance Department. However, you should not take further action unless instructed to do so. If an employee kept the funds rather than depositing them into the customer’s account, he or she would be committing theft.

SCENARIO 2: You are responsible for approving applications for the purchase of life insurance. In reviewing an application, you notice that the applicant’s signature does not match other signatures that you have for that individual. You are concerned that the insurance agent may have signed the application rather than the applicant. What should you do?

ANSWER: Immediately contact CUIS’s local Compliance Department, who will work with you to determine next steps. For certain documents, when it is suspected that a signature may be fraudulent, the document must be turned over to Compliance Department, as appropriate.

Adhering to Safety Standards

We are expected to promptly report any potential health and safety issues to a Manager. Doing so helps us maintain our own safety, as well as the safety of our fellow CUIS Associates.

As part of our commitment to maintaining a safe working environment, we never react with violence, threats of violence, abuse, or retaliation. This includes implicit or explicit verbal threats, intimidation, bullying, or any physical act of violence. If we witness or are the victim of an act of violence, intimidation, the threat of violence, abuse, retaliation, intimidation, or other threatening behavior, we must report the matter immediately to a Manager. If we or others are in danger, we must contact the local authorities first.

Just as we must not introduce violence into our workplace, we may not work under the influence of drugs or alcohol. The use, sale, purchase, or possession of illegal drugs, as well as the abuse of alcohol or doctor-prescribed drugs while on Company property or while conducting Company business is strictly prohibited. Such behavior puts all CUIS Associates and our clients at risk. We should also talk to a Manager or Human Resources if we notice another Associate’s performance on the job is impaired due to the use of alcohol, illegal substances, or drugs, or that another Associate is using illegal substances on Company or client property.

Additionally, all business activities must be conducted with all necessary permits, approvals, and controls.

Participating in Political and Lobbying Activities

We may not:

•	Seek or hold a political office without advising our supervisor in advance so that any potential conflicts of interest and other applicable laws can be reviewed and followed (and supervisors are required to review any such requests with our Compliance Department )

•	Request reimbursement for any political contribution or expenditure

•	Make any direct or indirect contribution to a political candidate, political committee, or political party on behalf of CUIS or any other entity or individual, unless the contribution is legal and approved in advance by our Compliance Department (for corporate contributions) and is in accordance with the PAC Articles of Association (for PAC contributions). This restriction includes the sponsorship, donation, or contribution to an event in support of a candidate, political party or government entity or official

•	Make Company contributions to trade associations or their political action committees where such contributions will be directly or indirectly used for political purposes, unless approved in advance by the Compliance Department.

•	Note that there may be instances when our personal political contributions (whether federal, state, municipal, provincial or otherwise) are subject to review by CUIS to ensure that they are compliant or do not inadvertently jeopardize government business for the Company. The Compliance Department will provide specific guidance.

We also must not lobby the government or any government entity, or other organizations on behalf of CUIS unless it is explicitly part of our job to do so or with the advance approval of the Legal Department. Lobbying is strictly regulated under the laws of most jurisdictions and is often defined broadly to include communications about and efforts to influence not just legislation, but also executive action, administrative matters, execution of government programs, regulatory proceedings, and government contracts.

WE TAKE PRINCIPLED ACTIONS

Our commitment to do business ethically means keeping the following important guidelines in mind.

Respecting Others’ Privacy and Securing their Data

We must follow all applicable laws and regulations and all Company, and client policies related to data privacy and data protection. As CUIS is an international company, we are required to comply with all relevant international laws. CUIS limits disclosure of customer information to those inside our organization who have a clear business need for the information.

We do not give customer information to outside companies or other persons, except:

•	As directed by clients

•	As required by applicable law or regulation

•	To stay in compliance with applicable privacy laws

•	To protect against fraud or suspected illegal activity

•	To provide customer service

We must immediately contact the Compliance Department if we believe such data has been compromised. For further details regarding how to handle customer information, please contact the Compliance Department.

Using Technology the Right Way

We must protect CUIS information systems from unauthorized access or modification. When we access client information systems, we should familiarize ourselves with any additional contractual obligations that may apply.

CUIS assets like information systems and the messages communicated with them are the sole property of Company, and where permitted, the Company reserves the right to monitor, audit, and inspect our use of these resources. The Company may also block emails containing security-sensitive content. If we know or suspect use of CUIS or client assets in violation of this Code or any policy, we must disclose the issue to our Compliance Department.

When sending business communications in our capacity as a CUIS Associate, we must maintain a professional tone, discuss only appropriate subjects and not threaten, libel, or defame any other person or company. We should be thoughtful in all of our communications and dealings with others, including on social media.

Safekeeping of Company Assets

As CUIS Associates, we must protect Company and client assets from misuse, abuse, and theft. Such assets include monetary and physical property like equipment, supplies, facilities, and funds. They also include intangible assets, like confidential information and intellectual property (“IP”), and the information systems we use to conduct CUIS business. While we may make incidental personal use of CUIS assets, Company assets should be used primarily for CUIS business.

Confidential information means client information not generally known to the public that provides clients or our Company with a business advantage, including but not limited to strategic and business plans; financial, sales, or pricing information; customer lists and data; vendor terms with suppliers; and promotional plans.

Intellectual property means our tools, methodologies, creative ideas, expressions, and their associated commercial value, including system code or designs, proprietary computer systems, and copyrights and trademarks.

Our stockholders and clients rely on us to protect important information from unlawful or inadvertent disclosure. We must take appropriate precautions to ensure that sensitive business information is only communicated confidentially, and only to those Associates with a business need to know. We never provide confidential information to a third party without the appropriate approvals and non-disclosure agreements in place.

All CUIS personnel are also expected to abide by any legal obligations they may have to their former employers. These obligations may include restrictions on the use and disclosure of confidential information, soliciting former colleagues to work at our Company, and non-compete obligations.

If you know of a situation in which any of our confidential information has been compromised, you should notify our Compliance Department immediately.

What to do:

•	Protect and preserve CUIS’s reputation and the integrity of its proprietary information.

•	Use CUIS’s information for appropriate business purposes only.

•	Act in a manner consistent with CUIS’s commitment to full, fair, accurate, timely and understandable public business disclosures and communications.

•	Prevent improper use and disclosure of CUIS proprietary information.

•	Protect and secure CUIS’s information/ data (e.g., customer, employee, business partner, product and financial) in all forms against unauthorized use, access, duplication, disclosure, modifications or destruction.

•	Maintain appropriate controls to safeguard CUIS’s proprietary information and intellectual property in all forms.

•	Communicate in an ethical and responsible manner.

•	Communicate in a manner that complies with legal, regulatory and security requirements.

Communicating about CUIS

As a publicly traded company, CUIS has a responsibility to disclose information to the public that is completely accurate.

We must not speak on behalf of CUIS, our customers or competitors, or our industry with any member of the media or investment community (including all “market professionals” such as securities analysts, institutional investors, investment advisors, brokers, dealers, and security holders) unless we are authorized to do so.

All public disclosures including forecasts, press releases, speeches, and other communications must be accurate, timely, and representative of the facts.

If we are approached by any media person, analyst, or investor to speak on behalf of our Company, our customers or competitors, or our industry, we should direct those queries to [Mr. Wei-Mou Yu (aka Wellmore Yu)/+886-2-87126958 ext. 684]. We should not attempt to provide any information ourselves. We should ask the person approaching us to send an email Mr. Wei-Mou Yu (aka Wellmore Yu)/+886-2-87126958 ext. 684], and then they will respond appropriately.

What to avoid:

•	Communicating or appearing to communicate on behalf of CUIS when responding to media inquiries, regardless of the format, unless authorized to do so by the company.

•	Putting CUIS data on a public or unsecured computer or mobile device.

•	Disclosing or sharing proprietary information with unauthorized individuals.

•	Destroying any type of CUIS records, documents or communications except in connection with applicable records management policies.

•	Using CUIS systems for non-business purposes. Occasional personal use of CUIS systems is permitted provided that it does not interfere with CUIS’s business and is not otherwise prohibited by internal policies and standards.

•	Disclosing proprietary information or systems to third parties/vendors without proper controls.

•	Posting information or links on the CUIS internet or intranet pages, except as approved for business purposes.

SCENARIO 1: You are a member of a large team working to develop a new business product. The product is expected to revitalize a market segment. The press is already aware of the product launch. You’ve just been told the part of the project your team is working on has been put on hold. There are rumors the project will be cancelled, which will negatively impact expected revenue for the year.

One of your friends who works for another company in a similar field calls and during your conversation, asks how that big project you have been working on is going. How should you respond?

ANSWER: In this case, the status of this project should not be discussed with your friend. You may not have all of the facts regarding the project and gossiping could potentially be very damaging to the company. Remember, proprietary information is a valuable asset and should be protected appropriately.

SCENARIO 1A: You don’t have time to speak to your friend when he calls, so you decide to send an e-mail before you leave the office. In the e-mail, you are careful to avoid discussion of the project; however, you do vaguely reference your concerns. Was this appropriate?

ANSWER: No, transmitting e-mails to third parties containing gossip or casual statements may be misunderstood. Anything you put in writing can become public information. Your friend may decide to post it on a blog or other media. You must follow your local policies and procedures with regard to communications on CUIS information systems.

SCENARIO 2: You are attending a continuing education business class two nights a week. Your professor thinks it is important for students to use real-world examples in class. You have heard that the company might be buying a large company in the insurance division. If you do not tell anyone the name of the company being considered for purchase, can you share this information with your classmates?

ANSWER: No, you may not share this information. This information is strategically sensitive. Premature disclosure of sensitive company information could cause the company harm. You must be careful not to discuss confidential or material nonpublic information, such as a potential acquisition, in public places. It is also important not to reveal confidential information to anyone who does not have a need to know. This includes co-workers, sales associates, business partners, consultants, vendors and personal acquaintances.

Discrimination and Harassment

We must treat others with fairness and respect, and value each other’s individual contributions. We never discriminate against a person’s legally protected characteristics, such as race, color, religion, gender, gender identity, age, national origin, sexual orientation, marital status, disability status, or veteran status when we make employment decisions including recruiting, hiring, training, promotion, termination, or providing other terms and conditions of employment. We also comply with all applicable equal employment opportunity laws, including those related to discrimination and harassment.

We must never tolerate discriminatory conduct, abuse of authority, or harassment of any kind, including that of a sexual nature. We must also refrain from making jokes, slurs, or other remarks about a person’s legally protected characteristics as applicable in a specific country, or those of a sexual nature. At no time should we allow, encourage or create an offensive, violent, discriminatory, abusive, or hostile environment, whether in a location where we conduct our business (such as a CUIS office or a client site) or at other locations where we congregate for a work-related activity or event (such as a restaurant, hotel or conference center).

Similarly, we may not retaliate against a person who makes a report of discrimination or harassment in good faith, or who participates in an investigation. If we witness or experience discrimination, intimidation, harassment, or retaliation, we should promptly report the behavior to a member of the Compliance Department.

What to do:

•	Treat all employees and anyone associated with CUIS professionally and with dignity.

•	Hire based on job qualifications without personal biases.

•	Evaluate performance and make employment-related decisions and actions based solely on job-related criteria.

•	Create and maintain an open, safe work environment.

•	Cooperate with the security team by following established security measures and guidelines.

•	Report behavior that is inconsistent with the company’s commitment to a professional and harassment-free work environment to CUIS’s management, human resources contact, or Compliance Department as appropriate.

•	Report suspicious or threatening activities to the appropriate area.

•	Understand and comply with applicable employment and labor laws.

What to avoid:

•	Treating people differently based on their unique personal characteristics.

•	Making employment decisions based on factors other than a person’s job-related qualifications and CUIS’s business needs.

WRONG

Discussing an employee’s health with others in the business without the employee’s consent.

WRONG

Making inappropriate comments about a co-worker’s physical appearance.

SCENARIO: As the manager responsible for hiring, you’ve been reviewing resumes of candidates for a role involving communications with external parties. You and key members of your team have held interviews with promising candidates and narrowed down the individuals to the top three. The clear choice is a woman. If hired, she would be the first woman to ever hold the position. Should that factor into your decision?

ANSWER: No. Managers must make all hiring decisions based on an applicant’s qualifications without discriminating against any individual, in this case based on the candidate’s gender.

GOVERNMENT INVESTIGATIONS

Nothing in this Code precludes an Associate from reporting a violation of law to a government agency, or from cooperating in any government investigation. If you have any questions about government investigations, please direct them to the Compliance Department.